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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Kerr-McGee Corporation (the "Company") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on March 7, 2005 in connection with the solicitation of proxies for the election of two directors to the Company's Board of Directors at the Company's 2005 Annual Meeting of Stockholders.

Kerr-McGee Board Approves Management Proposal
to Pursue the Separation of its Chemical Business

Board Approves Stock Repurchase Program of $1 Billion;
Expects to Expand Authorization as Chemical Unit Separation Proceeds

        Board Rejects Icahn Group's Large-scale VPP Proposal as Irresponsible and Not in the Best Interests of Stockholders, Creditors and the Company

        Oklahoma City, March 8, 2005—Kerr-McGee Corp. (NYSE: KMG) announced today that its Board of Directors has authorized management to proceed with its proposal to pursue alternatives for the separation of the chemical business including a spinoff or sale. In addition, the Board has authorized the company to proceed with a share repurchase program initially set at $1 billion. The Board expects to expand the share repurchase program as the chemical business separation proceeds.

        "We do not believe that the value of our chemical business is adequately reflected in our market valuation," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "For some time, the Board has been considering the separation of chemical, and current market conditions for this industry now make it an ideal time to unlock this value for our stockholders. By developing and capitalizing on cost, quality and technological advantages, we have grown our chemical business into the world's third-largest producer and marketer of titanium dioxide. Similarly, we have grown our oil and gas operations into the nation's sixth-largest independent exploration and production company by strategically focusing on core areas. More importantly, we now have created a well-balanced portfolio of attractive, high-quality oil and gas assets that provides a large inventory of repeatable, low-risk exploitation projects and high-potential exploration opportunities. Following separation of the chemical business, we will continue to focus on our core competencies in exploration, exploitation, development and production to further enhance value for all stockholders."

        Kerr-McGee's chemical unit has gross production capacity of 624,000 tonnes per year of titanium dioxide, an inorganic white pigment used in paint, coatings, plastics, paper and many other products. Approximately 83% of this capacity utilizes the company's proprietary chloride-process technology for producing titanium dioxide pigment. The company's pigment is marketed around the world under the TRONOX® brand.

Share Repurchase Program

        The initial $1 billion share repurchase program primarily will be financed through the use of free cash flow generated from operations after planned capital expenditures, which is projected to be approximately $850 million in 2005. To ensure a portion of the projected cash flow, the company has hedged approximately 45% of its expected oil production and approximately 50% of its expected U.S. natural gas production for 2005 and expects to add to these positions from time to time. The company also expects to utilize a portion of its existing bank credit facility and may issue new securities, which may be in the form of debt or perpetual preferred stock, to fund the remaining repurchase program. The company will maintain its plan to retire an additional $450 million of debt maturities due in 2005. The Board and management reiterated their commitment to maintain an investment-grade credit rating.

        The timing and final number of shares to be repurchased under an expanded repurchase program will depend on the outcome of the chemical business separation, as well as business and market conditions, applicable securities law limitations and other factors. Shares may be purchased from time to time in the open market or through privately negotiated transactions at prevailing prices, and the program may be suspended or discontinued at any time without prior notice.

Icahn Proposal Irresponsible

        With respect to a proposal put forward by the Icahn group suggesting a volumetric production payment (VPP) transaction for 250 million barrels of oil equivalent (BOE), the Board, following careful consideration of recommendations from its financial advisors, unanimously rejected the proposal as irresponsible and not in the best interests of all of its stockholders, creditors and the company.

        "Mr. Icahn's proposal of a VPP of this magnitude would extract the revenue from approximately 32% of our proved developed producing reserves, while leaving the company with 100% of the costs," said Corbett. "This would not leave the company with sufficient capital to develop the more than 425 million BOE of reserves currently booked as proved but undeveloped. As a result, we believe the value of our remaining proved reserves would be greatly reduced. Additionally, this proposal would not allow for the timely exploitation of our large inventory of identified probable and possible resources and exploration of our high-potential prospect inventory. Finally, since none of the proceeds from Mr. Icahn's proposal would be applied to debt reduction, it would have very serious negative implications to our capital structure and likely cause our credit rating to drop to junk status."

        "We have seen VPPs employed productively on a much more prudent scale, but Mr. Icahn's proposal is tantamount to mortgaging the company's future simply to provide Mr. Icahn and his partners with some quick cash. We believe Mr. Icahn's analysis is flawed, and we will make our case directly with our stockholders."

        Lehman Brothers Inc. and JP Morgan are acting as financial advisors to the company.

        Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion. For more information on Kerr-McGee, visit its website at www.kerr-mcgee.com.

IMPORTANT INFORMATION

        Kerr-McGee filed an amended preliminary proxy statement with the U.S. Securities and Exchange Commission (SEC) on March 2, 2005 relating to Kerr-McGee's solicitation of proxies from the stockholders of Kerr-McGee with respect to the Kerr-McGee 2005 annual meeting of stockholders. Kerr-McGee and its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of proxies for the 2005 annual meeting. The amended preliminary proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Kerr-McGee's stockholders. Kerr-McGee also will be filing a definitive proxy statement and other relevant documents. KERR-MCGEE ADVISES SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Kerr-McGee's proxy statement and other relevant documents may be obtained without charge from the SEC's website at www.sec.gov and from Kerr-McGee at www.kerr-mcgee.com. You also may obtain a free copy of Kerr-McGee's definitive proxy statement, when it becomes available, by contacting Georgeson Shareholder Communications Inc. toll free at 877-278-6310.

# # #

Statements in this news release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," "target," "budget," "goal," "plans," "objective," "outlook," "should," or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, drilling risks, the market value of Kerr-McGee's products, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee's businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this news release.

Media Contacts:	Debbie Schramm Direct: 405-270-2877 Pager: 888-734-8294 dschramm@kmg.com
Or
Dan Gagnier/Brooke Morganstein Citigate Sard Verbinnen (212) 697-8080
Investor Contact:	Rick Buterbaugh 405-270-3561

05-13

[LOGO]

KM memo

To: All Employees
From: Luke Corbett, Chairman and Chief Executive Officer
Date: March 8, 2005

        As I'm sure you are aware, Kerr-McGee's Board of Directors met today to discuss all strategic alternatives associated with our chemical business. The Board has decided that it is in the best interest of Kerr-McGee's stockholders to pursue alternatives for the separation of our chemical business, and has directed the officers to immediately begin the process. It's clear to us that, with the inorganic chemical and energy markets being as strong as they are today, the timing now is ideal to consider this separation.

        The process of exploring strategic alternatives for our chemical business requires careful evaluation. We intend to come to a decision on what course to pursue in a timely manner, and then execute that decision immediately. We will keep you informed of important decisions and developments. We will post this information on the intranet under a "News and Frequently Asked Questions" tab on the home page.

        In regards to the proposal by the Icahn group suggesting a volumetric production payment (VPP) transaction for 250 million barrels of oil equivalent (BOE), the Board, following careful consideration of recommendations from its financial advisors, unanimously rejected the proposal as irresponsible and not in the best interests of all of its shareholders, creditors and the company. A VPP of this magnitude would extract the revenue from approximately 32% of our proved developed producing reserves, while leaving the company with 100% of the costs. This would not leave us with sufficient capital to develop our proved undeveloped reserves. As a result, we believe the value of our remaining proved reserves would be greatly reduced. The proposal also would not allow for the timely exploitation of our large inventory of identified probable and possible resources and exploration of our high-potential prospect inventory. In addition, since none of the proceeds from Mr. Icahn's proposal would be applied to debt reduction, it would have very serious negative implications to our capital structure and jeopardize our credit rating.

        At this time, it is extremely important that you focus on your daily activities and on achieving your objectives, and not allow this process to become a distraction. I recognize that change is not easy; however, we need to continue to generate strong business performance, which will help ensure the best outcome for everyone. As always, please place priority on working safely and with care for the environment.

        Thank you for your continued commitment to Kerr-McGee.

IMPORTANT INFORMATION

        Kerr-McGee filed an amended preliminary proxy statement with the U.S. Securities and Exchange Commission (SEC) on March 2, 2005 relating to Kerr-McGee's solicitation of proxies from the stockholders of Kerr-McGee with respect to the Kerr-McGee 2005 annual meeting of stockholders. Kerr-McGee and its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of proxies for the 2005 annual meeting. The amended preliminary proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Kerr-McGee's stockholders. Kerr-McGee also will be filing a definitive proxy statement and other relevant documents. KERR-MCGEE ADVISES SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Kerr-McGee's proxy statement and other relevant documents may be obtained without charge from the SEC's website at www.sec.gov and from Kerr-McGee at www.kerr-mcgee.com. You also may obtain a free copy of Kerr-McGee's definitive proxy statement, when it becomes available, by contacting Georgeson Shareholder Communications Inc. toll free at 877-278-6310.

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Kerr-McGee Board Approves Management Proposal to Pursue the Separation of its Chemical Business